                                                                   EXHIBIT 10.20

                        EMPLOYMENT AGREEMENT, AS AMENDED

     EMPLOYMENT AGREEMENT, dated December 19, 1997 (this "Agreement"), as amended by amendment # 1, dated January 1999, by and between Axe-Houghton Associates, Inc., a Delaware corporation (the "Company"), and Ellen W. Adnopoz ("Executive").

     WHEREAS, Executive is currently employed by the Company pursuant to an employment agreement dated April 8, 1993, between Executive and the Company, which was amended on August 18, 1994 (the "Initial Employment Agreement");

     WHEREAS, the Company and Executive each desire to terminate the Initial Employment Agreement and enter into a new employment arrangement;

     WHEREAS, the Company desires to employ Executive as Executive Vice President and Senior Portfolio Manager, and Executive desires to be retained in such capacities, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, the Company and Executive agree as follows:

     1. Employment; Duties.

         (A) The Company shall employ Executive as Executive Vice President and Senior Portfolio Manager for the "Employment Period" as defined in Section 2. The Executive, in her capacity as Executive Vice President and Senior Portfolio Manager, shall have such duties, responsibilities and authority with the Company and its direct or indirect parents, subsidiaries or affiliates (collectively referred to as "Affiliates") normally incident to such offices, subject to the provisions of the by-laws of the Company and such Affiliates. The precise duties, responsibilities and authority of Executive may be expanded, limited or modified, from time to time, at the discretion of the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company, consistent with the ordinary duties, responsibilities and authority of an Executive Vice President and Senior Portfolio Manager.

         (B) During the Employment Period, Executive shall render her services solely in the performance of her duties hereunder. The Executive agrees that, during the Employment Period, she shall devote her full working time, attention, knowledge and experience and give her best effort, skill and abilities, exclusively to promote the business and interests of the Company and its Affiliates. The Executive may not serve as an officer or director of, make investments in, or otherwise participate in, any other entity without the prior written approval of the Board; provided, however, that the foregoing shall not be deemed to prohibit Executive from acquiring, directly or indirectly, solely as an investment,

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not more than two percent (2%) of any class of securities of any entity that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or investments in non-public entities pursuant to policies and procedures generally applicable to executives of the Company and its Affiliates; and provided further, that so long as it does not interfere with Executive's employment, Executive may serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic organizations.

     2. Employment Period. Executive's employment under this Agreement shall have a term commencing on January 1, 1998 and ending on December 31, 2000 (the "Initial Period"), unless sooner terminated in accordance with the provisions of
Section 4. On the expiration of the Initial Period and on each yearly anniversary thereof, such employment term shall automatically renew for an additional one-year period (each such one-year period being referred to as a "Renewal Period"), unless sooner terminated in accordance with the provisions of
Section 4; provided, however, that no renewal shall occur if the Company or Executive notifies the other in writing of its intention not to renew the employment term not less than six (6) months prior to such expiration date or anniversary, as the case may be. The period of Executive's employment under this Agreement, as in effect from time to time, is referred to herein as the "Employment Period".

     3. Compensation and Benefits. Executive shall be entitled to the following compensation and benefits, in each case subject to applicable deductions and withholdings:

         (A) Base Compensation. Executive shall be paid an aggregate base salary (the "Base Salary") of $300,000 per annum. The Base Salary shall be payable in a manner consistent with the normal payroll practices of the Company in effect from time to time. The Board, in its sole discretion, or at the recommendation of the Compensation and Stock Option Committee of the Board of Directors of Hoenig Group Inc. (the "Compensation Committee"), may increase (but not decrease) the Base Salary, at any time.

         (B) Annual Bonus. In addition to the Base Salary, Executive shall be entitled to receive a minimum annual bonus for each calendar year that ends during the Employment Period of $300,000 (the "Minimum Bonus Award"), which shall operate as a draw against, and be deducted from, a bonus pool ("Bonus Pool") for employees of the small capitalization growth equities group responsible for providing separate account management of institutional assets invested in small capitalization growth equities (the "Small Cap Group"). The Bonus Pool for a particular year shall equal thirty percent (30%) of the Pre-Bonus Pre-Tax Profits (as defined below), less the deductions specified in
Section 3(B)(2) below. The Minimum Bonus Award plus any additional amounts paid to Executive out of the Bonus Pool are collectively referred to herein as the "Bonus Award". To the extent necessary to avoid the limitation on the federal tax deductibility of the Bonus Award for any year under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), payment thereof may, at the sole discretion of the Company, be deferred to the first taxable year of the Company in which the payment would be fully deductible. Except as provided in the previous sentence, the Bonus Award for a calendar year shall be payable as soon as


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practicable after the release of the Company's audited financial statements for such year. In the case of a deferral as described above, amounts deferred shall be credited with such interest and on such other terms as the Company and Executive shall mutually agree.

            (1) "Pre-Bonus Pre-Tax Profits" shall mean the amount, if any, determined in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied from year to year, by which the total revenues of the Small Cap Group for a particular calendar year exceed all direct expenses incurred in generating such revenues and in the operation and conduct of the Small Cap Group's business during that year. Such expenses include, but are not limited to: (a) all salaries and non-bonus compensation paid to all employees of the Small Cap Group (excluding salaries of sales personnel that are not part of the Small Cap Group), including Executive, which includes related payroll taxes, insurance and other benefits, any profit-sharing contributions made on behalf of such employees, the cost of any stock options or other equity awards made to such employees other than Restricted Shares awarded to Executive and any restricted shares awarded to the other Senior Portfolio Manager of the Small Cap Group, and any amounts paid to such employees upon termination of employment;
(b) rent (at cost per square foot); (c) telephones; (d) quotation, pricing, portfolio management and client accounting systems; (e) computer hardware and software; (f) electronic and other office equipment; (g) sales commissions payable to Company sales personnel, (h) consulting and solicitation fees; (i) business travel and entertainment determined in accordance with the Company's practices; (j) legal and professional fees; and (k) membership dues and subscriptions.

            (2) For each calendar year during the Employment Period, the following amounts shall be deducted from the Bonus Pool prior to the award of bonuses to any employees, including Executive, of the Small Cap Group: (a) the Minimum Cash Bonus and the cash value of Restricted Shares awarded to Executive, and any minimum cash bonus paid and any restricted shares awarded to the other Senior Portfolio Manager of the Small Cap Group with respect to the particular year and (b) any Bonus Shortfall (as defined below) from prior years. In addition there shall be deducted from the Bonus Pool any bonus paid to Executive and the other Senior Portfolio Manager of the Small Cap Group with respect to services rendered during the period January 1, 1998 through April 8, 1998.

            (3) The amount remaining in the Bonus Pool after making the deductions specified in Section 3(B)(2) shall be distributed to employees of the Small Cap Group, including Executive, as Executive and the other Senior Portfolio Manager mutually agree, subject to the approval of the Board. In the event that, after making the necessary deductions specified in Section 3(B)(2), the Bonus Pool for a particular year is not sufficient to pay bonuses to employees of the Small Cap Group other than Executive and the other Senior Portfolio Manager, the Company may determine, in its sole discretion, to pay bonuses to such employees. The amount by which the total bonuses paid to employees of the Small Cap Group, including Executive and the other Senior Portfolio Manager, exceeds the amount of the Bonus Pool (the "Bonus Shortfall") shall de deducted from the Bonus Pool for the next year, as described in Section 3(B)(2).

         (C) Stock Bonus.

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            (1) At the end of each calendar year during the Employment Period,
Executive shall be granted restricted shares of Hoenig Group Inc. common stock, par value $.01 per share ("Restricted Shares") as follows:

         (a) if total management fee revenues for the Small Cap Group for the particular calendar year ("Fee Revenues") equal or exceed $4.5 million, Executive shall receive $150,000 worth of Restricted Shares;

         (b) if Fee Revenues equal or exceed $4 million, but are less than $4.5 million, Executive shall receive $100,000 worth of Restricted Shares; or

         (c) if Fee Revenues equal or exceed $3.5 million, but are less than $4 million, Executive shall receive $50,000 worth of Restricted Shares.

The number of Restricted Shares to be granted under the foregoing circumstances shall be determined by dividing the dollar value of Restricted Shares to be awarded by the closing sales price per share of common stock on the date of the award (the "Award Date"); provided that no fractional shares shall be awarded. The Restricted Shares shall vest as follows: 50% shall vest immediately on the Award Date and, subject to Section 3(C)(2) and Section 3(C)(3) below, an additional 25% shall vest on each of the first two anniversaries of the Award Date.

            (2) The Restricted Shares shall be subject to the following forfeiture provisions:

         (a) If, during the Employment Period, Executive engages in Prohibited Conduct (as defined in Section 3(C)(2)(c)), no further vesting of the Restricted Shares shall occur. In addition, Executive shall forfeit any vested portion of the Restricted Shares and instead shall receive a cash payment, without interest, equal to the lower of the fair market value of the Restricted Shares on the Award Date or the fair market value of the Restricted Shares on the date of such Prohibited Conduct. In the event that Executive has disposed of the Restricted Shares, Executive shall promptly pay to the Company the positive difference, if any, between the amount Executive realized on the disposition of the Restricted Shares and the fair market value of the Restricted Shares on the Award Date.

         (b) If, following the Employment Period, Executive engages in the Prohibited Conduct described in Section 3(C)(2)(c)(i) or, if during the six months immediately following termination of the Employment Period, Executive engages in the Prohibited Conduct described in Sections 3(C)(2)(c)(ii) through
(v), Executive shall forfeit any vested Restricted Shares and instead receive a cash payment, without interest, equal to the lower of fair market value of the Restricted Shares on the Award Date or the fair market value of the Restricted Shares on the date of such Prohibited Conduct. In the event that Executive has disposed of the Restricted Shares, Executive shall promptly pay to the Company the positive difference between the amount Executive realized on the disposition of the Restricted Shares and the fair market value of the Restricted Shares on the Award

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Date.

         (c) "Prohibited Conduct" shall mean conduct which: (i) violates the terms of the covenants not to compete or not to solicit contained in Sections 8 and 9 of this Agreement; (ii) involves a material breach of loyalty or confidentiality owed to the Company or any of its Affiliates; (iii) involves a material breach of this Agreement which is not cured within the given cure period; (iv) disparages the Company or any of its Affiliates or any of their respective officers or directors; or (v) is materially injurious to the Company or any of its Affiliates and is not otherwise permissible under this Agreement.

            (3) Upon a "Change in Control" of Hoenig Group Inc. during the Employment Period, all of the Restricted Shares shall immediately vest. For purposes of this Agreement, "Change in Control" shall have the same meaning given to it in the Hoenig Group Inc. 1996 Long-Term Stock Incentive Plan (the "1996 Plan") or such other plan or plans under which the Restricted Shares are granted.

            (4) Upon termination of the Employment Period for any reason (except termination by the Company other than for Cause or by Executive with Good Reason), no further Restricted Shares shall vest. Upon termination of the Employment Period by the Company other than for Cause or by Executive for Good Reason, all unvested Restricted Shares shall immediately vest. In addition, all unvested Restricted Shares shall immediately vest at the end of the Initial Period or any applicable Renewal Period if the Company elects not to renew Executive's employment term under this Agreement.

            (5) Each grant of Restricted Shares shall be subject to the terms and conditions of the 1996 Plan or such other plan or plans under which they are granted (including acceleration of vesting upon a Change in Control), and shall be evidenced by an award certificate or other agreement which shall contain terms not inconsistent with the provisions of this Section 3(C).

         (D) Benefits. The Executive also shall be entitled to participate in the employee and fringe benefit and group insurance programs provided by the Company for its officers and employees generally and in accordance with the terms of the applicable plan documents as they may be revised from time to time. Executive shall be entitled to receive such other benefits as are generally provided to executives of the Company. The Executive also shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with the business of the Company in accordance with the Company's policies and procedures.

     4. Termination.

         (A) The Company may, with or without prior notice, terminate the Employment Period with or without Cause (as defined below) or for Disability (as defined below). The Executive may terminate the Employment Period only for Good Reason. The Employment Period shall automatically terminate upon Executive's death or upon expiration of the Initial Period or a Renewal Period, as the case may be, in the event that the Company

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or Executive elects not to renew. Except as otherwise provided in this
Agreement, Executive's rights and the obligations of the Company hereunder shall cease as of the effective date of the termination; provided, however, that Executive shall be entitled to receive any accrued but unpaid Base Salary, any awarded but unpaid Bonus Awards and any amount accrued under Company benefit plans as provided pursuant to the terms of such plans (the "Accrued Obligations").

         (B) In the event the Company terminates the Employment Period other than for Cause, or if Executive terminates the Employment Period for Good Reason, Executive shall be entitled to receive, in addition to the Accrued Obligations, the following payments ("Termination Payments"), in each case subject to applicable deductions and withholdings:

            (1) if Fee Revenues for the twelve (12) months immediately preceding the date of termination equal or exceed $4.5 million, a payment equal to $750,000 multiplied by the number of years and/or fraction thereof remaining until the end of the Initial Period or any applicable Renewal Period, as the case may be;

            (2) if Fee Revenues for the twelve (12) months immediately preceding the date of termination equal or exceed $4.0 million, but are less than $4.5 million, a payment equal to $700,000 multiplied by the number of years and/or fraction thereof remaining until the end of the Initial Period or any applicable Renewal Period, as the case may be;

            (3) if Fee Revenues for the twelve (12) months immediately preceding the date of termination equal or exceed $3.5 million, but are less than $4.0 million, a payment equal to $650,000 multiplied by the number of years and/or fraction thereof remaining until the end of the Initial Period or any applicable Renewal Period, as the case may be; or

            (4) if Fee Revenues for the twelve (12) months immediately preceding the date of termination are less than $3.5 million, a payment equal to $600,000 multiplied by the number of years and/or fraction thereof remaining until the end of the Initial Period or any applicable Renewal Period, as the case may be.

            (4) All Termination Payments shall be paid out over the remaining term of the Initial Period or any applicable Renewal Period, as the case may be, in equal monthly installments.

         (C) In the event of Executive's death after the Employment Period has been erminated by the Company other than for Cause or by Executive for Good Reason, the Company shall make any Termination Payments due under Section 4(B) which would otherwise have been payable to Executive to Executive's estate or designated beneficiary.

         (D) A termination of the Employment Period (1) upon expiration

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of the Initial Period or any Renewal Period, whether at the Company's or
Executive's election, or (2) by reason of Executive's death or Disability, shall not constitute a termination other than for Cause or for Good Reason, and therefore, upon such termination, Executive shall be entitled to receive only the Accrued Obligations, except as otherwise provided in Section 3(C)(4).

         (E) As a condition to her entitlement to receive Termination Payments, Executive shall (1) have executed and delivered to the Company a waiver and release satisfactory to the Company waiving and releasing all rights and claims against the Company and its Affiliates and their respective officers, agents, directors and employees, and such waiver and release shall have become irrevocable, and (2) not engage in Prohibited Conduct.

         (F) In the event the Employment Period terminates for any reason (except death), Executive agrees that if at that time she is a director or officer of the Company or any of its Affiliates, she will immediately deliver her written resignation as such director or officer, such resignation to become effective immediately.

         (G) Notwithstanding anything contained herein to the contrary, the Company may reduce the Termination Payments to the extent such Termination Payments, when added to other payments made to Executive (including the vesting of Restricted Shares), constitute a "parachute payment" as defined in Section 280G of the Code.

         (H) For purposes of this Agreement:

            (1) "Cause" shall mean an event where Executive: (a) commits any act of fraud or dishonesty in connection with her employment or willful misconduct or other act which materially injures the Company or any of its Affiliates; (b) breaches Section 5, 6, 7, 8 or 9, or any other material provision of this Agreement or any material representation, warranty, covenant or condition in this Agreement or any material fiduciary duty to the Company or any of its Affiliates which, if curable, is not cured within fifteen (15) days from the date the Company notifies Executive thereof; (c) fails, refuses or neglects to timely perform any material duty or obligation under this Agreement and such failure, refusal or neglect is not cured by Executive within fifteen (15) days from the date the Company notifies Executive thereof; (d) commits a material violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or any of its Affiliates or any general policy or directive of the Company or any of its Affiliates communicated in writing to Executive; (e) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony; (f) is subject to the occurrence of an event or condition which makes it unlawful for Executive to perform her duties hereunder, including the issuance of any order, decree, decision or judgment, which remains in effect for eight
(8) weeks or more; (g) gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of the Company or any of its Affiliates or their respective clients; (h) is expelled or suspended in excess of eight (8) weeks, or is subject to an order temporarily (for a period in

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excess of eight weeks) or permanently enjoining Executive from the securities, investment management or investment banking business or from acting in the capacity contemplated by this Agreement by the SEC, the NASD, any national securities exchange or any self-regulatory agency or governmental authority (state, foreign or federal); or (i) fails to obtain or maintain any registration, license or other authorization or approval that the Company or any of its Affiliates in their discretion reasonably believes is required for Executive to perform her duties hereunder. Any termination for Cause under this Agreement shall be made by delivering written notice thereof to Executive, which notice shall include the specific section of this Agreement which is relied upon and the reason that has given rise to a termination for Cause.

            (2) "Good Reason" shall mean (a) the Company changes Executive's status, title or position as Executive Vice President and Senior Portfolio Manager of the Company and such change represents a material reduction in the status, title or position conferred hereunder; or (b) the Company materially breaches this Agreement, and such change in status or breach is not cured by the Company within thirty (30) days from the date Executive delivers a notice of termination for Good Reason. Such notice of termination for Good Reason shall include the specific section of this Agreement which is relied upon and the reason that the Company's act or failure to act has given rise to Executive's termination for Good Reason.

            (3) "Disability" shall mean Executive's inability to perform her duties by reason of mental or physical disability for at least one hundred and twenty (120) consecutive days or any one hundred and twenty (120) days (whether or not consecutive) in any one-hundred eighty (180) consecutive day period. In the event of a dispute as to whether Executive is disabled within the meaning hereof, either party may from time to time request a medical examination of Executive by a doctor appointed by the chief of staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether Executive has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the Company.

     5. Trade Secrets and Confidential Information. The Executive recognizes that it is in the legitimate business interest of the Company to restrict her disclosure or use of Trade Secrets and Confidential Information (as defined below) relating to the Company and its Affiliates for any purpose other than in connection with her performance of her duties to the Company, and to limit any potential appropriation of such Trade Secrets and Confidential Information by Executive. Executive therefore agrees that all Trade Secrets and Confidential Information relating to the Company and its Affiliates heretofore or in the future obtained by Executive shall be considered confidential and the proprietary information of the Company and its Affiliates. During the Employment Period, Executive shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information, other than as necessary to further the business objectives of the Company and its Affiliates in accordance with the terms of her employment hereunder. The term "Trade Secrets or other Confidential Information"

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includes, by way of example and without limitation, matters of a technical nature, "know-how", formulas, secret or proprietary processes, works of authorship, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, test data, progress reports and research projects, and all other matters of a business nature, such as business plans, prospects, financial information, marketing plans and strategies, proprietary information about costs, profits, markets and sales, lists of customers and suppliers of the Company and its Affiliates, procurement and promotional information, credit and financial data concerning customers or suppliers of the Company and its Affiliates, information relating to the management, operation and planning of the Company and its Affiliates, plans for future development, and other information of a similar nature, in each case to the extent not available to the public. After termination of the Employment Period for any reason, Executive shall not use or disclose Trade Secrets or other Confidential Information.

     6. Company Property, Return of Documents and Property.

         (A) All records, files, documents, computer programs, software, discs or magnetic tape, equipment and similar items relating to the business of, or provided by, the Company or Affiliates, including but not limited to all correspondence, manuals, letters, notes, notebooks, reports, flow-charts, proposals, documents concerning the Company's clients, products, services or processes, records relating to the Company's Performance Record (as defined below), and all materials derived therefrom, in each case in whatever medium, (collectively "Company Property") which Executive shall prepare or receive from the Company or its Affiliates during the Employment Period shall remain the sole and exclusive property of the Company and Affiliates, as the case may be.

         (B) Upon termination of the Employment Period, or at any time upon the request of the Company, Executive (or her heirs or personal representatives) shall deliver to the Company (1) all documents and materials (including, without limitation, computer files) containing Trade Secrets or other Confidential Information relating to the business and affairs of the Company and its Affiliates, and (2) all Company Property which is in the possession or under the control of Executive (or her heirs or personal representatives).

     7. Discoveries and Work.

         (A) All Discoveries and Works (as defined below) made or conceived by Executive during her employment by the Company, jointly or with others, that relate to the present or anticipated activities of the Company or its Affiliates, or are used or usable by the Company or its Affiliates shall be owned by the Company or its Affiliates. The term "Discoveries and Works" includes, by way of example and without limitation, Trade Secrets and other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. Executive shall (1) promptly notify, make full disclosure to, and execute and

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deliver any documents requested by the Company or any of its Affiliates, as the case may be, to evidence or better assure title to Discoveries and Works in the Company or its Affiliates, as so requested, (2) renounce any and all claims, including without limitation to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company or its Affiliates, (3) assist the Company and its Affiliates in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (4) promptly execute, whether during her employment with the Company or thereafter at the Company's expense, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and its Affiliates and to protect the title of the Company and its Affiliates thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within six (6) months after the termination of the Employment Period, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Executive and which pertain to the business carried on, or products or services being sold or developed by, the Company or any of its Affiliates at the time of such termination shall, as between Executive and the Company, be rebuttably presumed to have been made during the Employment Period. Executive acknowledges that all Discoveries and Works shall be deemed "works made for hire" under the Copyright Act of 1976, as amended, 17 U.S.C. (Section) 101.

         (B) Executive hereby acknowledges and agrees that the investment performance record of the Small Cap Group existing as of the date hereof as well as achieved during the Employment Period, which includes without limitation the investment performance record of the Small Capitalization Growth Equities composite (collectively the "Performance Record"), is the sole and exclusive property of the Company, and that the Company retains all rights, title and interest in the Performance Record, including the sole right to advertise and market such Performance Record. Executive further agrees that she shall not have any right, during the Employment Period or thereafter, to use or claim any ownership interest in the Performance Record, or any portion thereof, without the prior written consent of the Company. Notwithstanding the foregoing provision and subject to all applicable rules and laws and interpretations thereof, including but not limited to the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, as amended, the rules of the National Association of Securities Dealers ("NASD"), the rules of the Association for Investment Management and Research ("AIMR"), state securities laws, and the other provisions of this Agreement, Executive may refer to the published Performance Record of the Company's Small Cap Group during the Employment Period for the sole and limited purpose of informing third parties of Executive's prior employment experience.

     8. Non-Competition. During the Non-competition Period, Executive shall not (except as an officer, director, employee, agent or consultant of the Company or any of its Affiliates) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit her name to be used in connection with, or be otherwise connected in any manner with any business or enterprise, wherever

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located, which is similar to or competitive with the business carried on or planned by the Company or any of its Affiliates at any time during the one year immediately preceding the termination of the Employment Period, unless Executive shall have obtained the prior written consent of the Board; provided, however, that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to Sections 12(b) or 12(g) of the 1934 Act, which securities are publicly owned and regularly traded on any national securities exchange or in the over-the-counter market; provided further, that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising her rights as a stockholder, or seeks to do any of the foregoing. Upon the written request of Executive following termination of the Employment Period, the Company shall provide a list of businesses or enterprises that at the time of termination of the Employment Period or during the preceding one year, have been planned by the Company or any of its Affiliates. For purposes of this Agreement, the Non-competition Period shall mean (i) the Employment Period,
(ii) one year following termination of the Employment Period if terminated by the Company for Cause or by Executive other than for Good Reason; and (iii) any period during which Executive is receiving Termination Payments as a result of the Company's termination of the Employment Period other than for Cause or Executive's termination of the Employment Period for Good Reason. In the event that the Company terminates the Employment Period other than for Cause, or if Executive terminates the Employment Period for Good Reason, Executive may elect at any time after such termination, by ten (10) days advance written notice to the Company, to terminate the Non-Competition Period. On and after such election, the Company shall have no further obligation to make any Termination Payments, except for such amounts as shall have been accrued prior to the date of such election. Such election shall not effect any of the rights of the Company with respect to the Non-Competition Period occurring prior to such election. Notwithstanding anything contained herein to the contrary, Executive shall be relieved of the provisions of this Section 8 upon termination of the Employment Period (other than by reason of termination for Cause, without Cause or for Good Reason) as a result of non-renewal, whether at the Company's or Executive's election.

     9. Non-Solicitation. (A) During the Noncompetition Period and for one year following termination of the Employment Period as a result of non-renewal, whether at the Company's or Executive's election, Executive agrees, directly or indirectly, whether for her own account or for the account of any other individual or entity, not to solicit or canvas the trade, business or patronage of any individuals or entities that were either customers of the Company or any of its Affiliates during the twelve (12) months immediately preceding the termination of the Employment Period, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company, or any Affiliate for whom Executive was working at the time of such termination, during the twelve (12) months immediately preceding the date of termination. Upon the written request of Executive following termination of the Employment Period, the Company shall provide a list of customers and prospective customers subject to this Section 9.

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

         (B) Executive further agrees that, during the Noncompetition Period and for one year following termination of the Employment Period as a result of non-renewal, she shall not, directly or indirectly, (1) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company or any of its Affiliates at any time during the time Executive was employed by the Company, to terminate her employment relationship with the Company or any of its Affiliates or to become employed by Executive or any individual or entity by which Executive is employed or (2) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or any of its Affiliates. Notwithstanding the foregoing the provisions of this Agreement and subject to all applicable rules and laws and interpretations thereof, including but not limited to, federal, state and common law fiduciary duties, Executive shall be entitled to enter into an agreement with Ellen Adnopoz regarding employment after termination of the Employment Period hereunder.

     10. Enforcement. (A) Executive agrees that the remedies at law for any breach or threatened breach by her of any of the provisions of Sections 5 through 9 will be inadequate, and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of Sections 5 through 9 and to enforce specifically the terms and provisions thereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to the Company for such breach or threatened breach. A waiver by the Company of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by Executive.

         (B) It is expressly understood and agreed that although the Company and Executive consider the restrictions contained in Sections 5 through 9 to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other feature of any restriction contained in such Sections 5 through 9 is an unenforceable restriction on Executive's activities, the provisions of such Sections 5 through 9 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in Sections 5 through 9 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy. The provisions of Sections 5 through 9 shall in no respect limit or otherwise affect Executive's obligations under other agreements with the Company.

     11. Executive's Representations. Executive represents and

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

warrants to the Company that (A) she is able to perform fully her duties and responsibilities contemplated by this Agreement and (B) there are no restrictions, covenants, agreements or limitations of any kind on her right or ability to enter into and fully perform the terms of this Agreement.

     12. Assignment. The rights and obligations of the parties under this Agreement shall not be assignable by either the Company or Executive, provided, however, that this Agreement is assignable by the Company to any of its Affiliates, to any successor in interest to the business of any of the Company, or to a purchaser of all or substantially all of the assets of the Company.

     13. Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been effectively made or given upon receipt if personally delivered, on the third business day after having been mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail, or on the first business day after having been delivered by a reputable overnight delivery service. Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to:

     Robin N. Kerr
     463 Hollow Tree Ridge Road
     Darien, CT 06820

and properly addressed to the Company if addressed to:

     Axe-Houghton Associates, Inc.
     Royal Executive Park
     4 International Drive
     Rye Brook, NY 10573
     Attention:  Chief Executive Officer

     14. Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within such requirements. In the event that any provision of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid, void or voidable or otherwise unenforceable, the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice.

     15. Effect of Termination of Employment Period. Any termination of the Employment Period shall not terminate any other provisions of this Agreement except as otherwise provided herein.

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

     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     17. Disputes. Any claim or controversy arising out of or relating to this Agreement, or any breach thereof, or otherwise arising out of or relating to Executive's employment, compensation and benefits with the Company or the termination thereof, shall be settled by arbitration in New York, New York in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association ("AAA"), or if the AAA refuses to accept and process any such dispute for arbitration, then the rules of procedure established by the Center for Public Resources; provided, however, that the parties agree that (A) the panel of arbitrators shall be prohibited from disregarding, adding to or modifying the terms of this Agreement, except as required by law; (B) the panel of arbitrators shall be required to follow established principles of substantive law and the law governing burdens of proof; (C) only legally protected rights may be enforced in arbitration; (D) the panel of arbitrators shall be without authority to award punitive or exemplary damages; (E) the chairperson of the arbitration panel shall be an attorney licensed to practice law in New York who has experience in similar matters; (F) the panel of arbitrators shall consist solely of arbitrators from the securities or investment management industry; and
(G) any demand for arbitration made by Executive or the Company, must be filed and served, if at all, within one hundred and eighty (180) days of the occurrence of the act or omission complained of. Any claim or controversy not submitted to arbitration in accordance with this Section 17 shall be considered waived, and, thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The award rendered in any arbitration proceeding held under this Section 17 shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof; provided, however, that the judgment conforms to established principles of law and is supported by substantial record evidence. Notwithstanding the foregoing, either the Company or Executive may elect not to have this Section 17 apply with respect to matters arising from the provisions of Sections 5 through 9, in which case such matters shall be subject to the enforcement provisions of Section 10 hereof.

     18. Miscellaneous; Choice of Law. This Agreement constitutes the entire agreement, and supersedes all prior agreements, including the Initial Employment Agreement, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. This Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                           AXE-HOUGHTON ASSOCIATES, INC.

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

                                           By: /s/ Lloyd Buchanan
                                               -------------------------
                                           Its: Chief Operating Officer

/s/ Ellen Adnopoz
----------------------
ELLEN ADNOPOZ



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